Exhibit 10.93
AMENDMENT TO THE BY-LAWS
OF
ERIE INDEMNITY COMPANY
Section 2.01 Annual Meeting. The Annual Meeting of Shareholders shall be held each year during the month of April, at a day and time fixed by the Board of Directors; provided that if a majority of the members of the Board of Directors determines that it is impracticable to hold such meeting during April of such year, then such meeting may be postponed until May or June of such year; and provided, further, that if a majority of the members of the Board of Directors further determines that it is impracticable to hold such meeting during May or June of such year, then such meeting may be postponed until July of such year, but only with the prior written consent of the holders of a majority of the shares of Class B Common Stock, no par value, of the corporation (the “Class B Shares”) then outstanding. At the Annual Meeting, the holders of the Class B Shares (the “Voting Shareholders”) shall elect Directors and shall transact such other business as may properly be brought before the meeting. In elections for Directors, voting need not be by ballot, except upon demand made by a Voting Shareholder at the election and before the voting begins. A Director nominee shall only be elected if the total votes cast by the Voting Shareholders “FOR” the election of such Director nominee represents a majority of the Class B Shares outstanding and entitled to vote at such meeting.

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